Exhibit 10.04

June 12, 2016

Michael Fey

Dear Michael,

We are delighted to offer you employment at Symantec Corporation (“Symantec”), effective upon the closing (the “Closing Date”) of Symantec’s merger with your current employer Blue Coat, Inc. (“Target” and such merger, the “Merger”). This employment offer (this “Agreement”) is contingent and effective on the closing of the Merger. If the Merger is not consummated for any reason or if the Merger Agreement by and among Symantec, Target and the other parties thereto (the “Merger Agreement”) is terminated in accordance with its terms, this Agreement will immediately and automatically be withdrawn and be of no further force or effect. For purposes of this Agreement, “Symantec” shall be deemed to include Symantec and its wholly and majority-owned direct and indirect subsidiaries, including the Target, after the closing of the Merger.

You are joining a talented and passionate team driven to protect the world’s information and the people who use it. We do work that matters and we are confident you will find rewarding opportunities with us.

Start Date
We anticipate that your first day of employment will be the Closing Date.

Position and Compensation
Your position will be President and COO of Symantec. Your annual base salary will be $800,000.00 and your annual incentive opportunity will be $1,200,000.00 (collectively, your “Total Target Cash Compensation Opportunity”). You will continue to participate in Target’s current bonus and commission arrangements until you can transition to Symantec’s payroll, which is estimated to occur after the Closing Date, or such later date as Symantec determines. Shortly following the Closing Date, we will work with the Target leadership team to align the businesses and determine your incentive opportunity under Symantec’s cash incentive and commission arrangements (if any); provided that your total Symantec cash compensation opportunity will be no less that your Total Target Cash Compensation Opportunity. Until such time as any changes are made, you will continue in your current position and reporting relationship.

Equity Award
You will be granted an equity award (the “New Equity Award”), consisting of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs), by the Target prior to the Closing Date for a number of shares of the Target’s common stock equal to $10,000,000.00 divided by the Target’s common stock per share stock price on the date of such grant as determined by Target. Those RSUs and/or PSUs will be converted to Symantec RSUs and PSUs at the Equity Exchange Ratio (as defined in the Merger Agreement) based on the Target common stock value divided by the value of Symantec’s stock determined, in all cases pursuant to the terms of the Merger Agreement. The RSU shall constitute thirty percent (30%) of the New Equity Award and shall vest over a three (3)-year time-based vesting period commencing on the Closing Date with: thirty percent (30%) of such-time based portion vesting on the one (1)-year anniversary of the Closing Date, with thirty percent (30%) of such time-based portion vesting on

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: + 1 650-527-8000
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the two (2)-year anniversary of the Closing Date, and the remaining forty percent (40%) of such time- based portion vesting on the three (3)-year anniversary of the Closing Date. The PSU shall constitute seventy percent (70%) of the New Equity Award and shall vest based on non-GAAP operating income margin, provided you are employed on March 31, 2018. The terms of the New Equity Awards shall be substantially similar to the RSU and PSU grants made to senior Symantec executives in June of 2016. Details regarding your New Equity Awards will be provided at the time you receive your grant. The number of PSUs that will vest and be earned following the end of the Performance Period will range from 0% to 300% of the Target Grant (the applicable vesting percentage, the “Performance Percentage”) as determined by Symantec’s Compensation and Leadership Development Committee (the “Committee”), based upon Symantec’s achievement of non-GAAP operating income margin during the applicable performance periods as determined by the Committee: 0% if performance is at or below the Threshold Level, 100% if performance is at the Target Level, 200% if performance is at the Excess Target Level, and 300% if performance is at or above the Maximum Level. Such “levels” to be determined by the Committee at the time of grant. Capitalized terms used but not otherwise defined in this paragraph shall be defined in your New Equity Award. If the Merger is not consummated for any reason, or if the Merger Agreement is terminated in accordance with its terms, the New Equity Award will be forfeited and cancelled for no consideration.

Benefits/Severance
You will continue to be paid on Target’s payroll until you can transition to Symantec’s bi-weekly payroll estimated to occur after the Closing Date. More details will be provided to you shortly. You will also remain eligible for Target’s employee benefits and severance benefits, if any, that apply to you, while you remain on Target’s payroll. You will then be eligible to enroll in Symantec’s benefit plans and you will participate in Symantec’s Executive Severance Plan.

Symantec offers a wide variety of generous employee benefit plans, including Symantec’s Stock Purchase Plan, matching 401(k) savings and investment plan, and health insurance, among many others. For information on Symantec U.S. Benefits, please visit our www.symantecbenefits.com website. Choosing the right combination of benefits is an important personal decision. Use this site to learn your options and discuss your current and future needs with your family. You will learn more about the Symantec benefits shortly.

Acceleration and Severance Waiver; New Vesting
You were previously granted an option or options to purchase shares of Target common stock (the “Target Option(s)”) which Symantec has agreed to assume Target Option(s) pursuant to Section 1.3(a)(ii) and the terms of the Merger Agreement. Pursuant to this Agreement:

(i)you waive any and all exercisability and vesting acceleration provisions currently in effect with respect to all of your Target Option(s) in connection with the Target’s change of control and/or termination of your employment or other service pursuant to any Target plan, stock purchase agreement, option agreement, employment agreement or any other agreement between you and the Target or Target policy (in each case, whether written or oral, the “Current Acceleration Benefits”); and

(ii)you amend the Target Option(s) to un-vest the entire portion of such Target Option(s) that had vested, if any, on or prior to the Closing of the Merger, with such Target Option(s) being (A) assumed in connection with the Merger (the “Assumed Options”) and (B) becoming vested and exercisable with respect to 1/24th of the shares of Symantec common stock subject thereto on the same day of each monthly

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: + 1 650-527-8000
Symantec Confidential

anniversary of the Closing, subject to your continued service to Symantec through each such date and subject further to the New Acceleration Benefits (as defined below).

The New Acceleration Benefits (as defined below) will apply only to your Assumed Option(s). For the avoidance of doubt, the New Acceleration Benefits (as defined below) will not apply to other new equity awards (including the New Equity Award) or any other equity you receive from Symantec following the Closing of the Merger. You agree that by signing this Agreement you waive all rights to the Current Acceleration Benefits.

For purposes of this Agreement, the “New Acceleration Benefits” means: If (i) your employment is terminated by Symantec without Cause (as defined below), (ii) you resign from your employment with Symantec for Good Reason (as defined below) or (iii) your employment is terminated due to your death or Permanent Disability (as defined below), then provided you (or, in the case of your death or Permanent Disability, your representative, executor or estate) deliver to Symantec a signed release agreement in a form acceptable to Symantec (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination, you will immediately vest in, or Symantec’s repurchase or forfeiture rights will immediately lapse with respect to one hundred percent (100%) of unvested shares underlying the Assumed Options.

It is also a material element of the Merger that you waive, pursuant to this Agreement, any and all existing right or entitlement to severance benefits and/or change of control benefits and/or any other termination benefits you might have pursuant to any agreement or understanding between you and the Target or pursuant to Target policy (in each case, whether written or oral) in connection with the Target’s change of control and/or termination of your employment or other service (collectively, the “Old Severance Benefits”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby irrevocably waive all rights to the Old Severance Benefits.

For purposes of this Agreement, a termination for “Cause” means with respect to your termination of employment, any of the following: (i) the conviction, or plea of nolo contendere to a felony or other crime involving moral turpitude, the misappropriation of funds or other material property of Symantec, the attempt to willfully obtain any personal profit from any transaction in which Symantec has an interest which is adverse to the interests of Symantec or any other act of fraud or embezzlement against Symantec or any of its customers or suppliers; (ii) reporting to work under the influence of alcohol or drugs or repeatedly using alcohol or illegal drugs or abusing legal drugs, whether or not at the workplace, in such a fashion as could reasonably be expected to cause Symantec material harm; (iii) intentional failure to perform duties as reasonably directed by the Symantec CEO in writing; (iv) any intentional act or intentional omission aiding or abetting a competitor, supplier or customer of Symantec to the material disadvantage or detriment of Symantec; or (v) gross negligence or willful misconduct with respect to Symantec which (if capable of cure) is not cured to Symantec’s reasonable satisfaction within fifteen (15) days after written notice thereof to you.

For purposes of this Agreement, a resignation for “Good Reason” will occur, except as otherwise provided in your employment agreement, if any, of the following events or conditions occurring without your express written consent, provided that you shall have given notice of such event or condition within a period not to exceed ninety (90) days of the initial existence of such event or condition, Symantec shall not have remedied such event or condition within thirty (30) days after receipt of such notice, and you must have resigned your

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: + 1 650-527-8000
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employment for Good Reason within thirty (30) days of the expiration of such cure period: (i) a change by Symantec in your title of President and COO of Symantec without the consent of the Chief Executive Officer of Symantec, (ii) a material diminution by Symantec of your base salary or Total Target Cash Compensation Opportunity as in effect immediately prior to such reduction, (iii) a relocation that results in a material change (of not less than an increased one way commute for you of forty (40) miles) in the geographic location at which you must perform your services, or (iv) the failure of any successor to Symantec to assume all of the obligations of Symantec under this Agreement.

For purposes of this Agreement, “Permanent Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months or more. A determination of such Permanent Disability will be made in accordance with Symantec policy.

Symantec Policies
As an employee, you will be expected to review, understand, and comply with the Symantec Code of Conduct and other corporate policies and guidelines. A copy of the Code can be found on the Ethics & Governance section of our public website (http://www.symantec.com/about/profile/ responsibility/ethics.jsp). Within the first few weeks following your Start Date, you will receive an email assigning you various ethics and compliance related online training courses. Completion of the assigned courses is required for all employees.

Additional Agreements; Non-Competition
Attached to this Agreement as Attachment A is the Symantec Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), which must be signed and returned with your Agreement. It requires that you represent and warrant to us that: 1) you are not subject to any terms or conditions that restrict or may restrict your ability to carry out your duties for Symantec; 2) you will not bring with you any confidential or proprietary material of any former employer (provided, that, Target shall not be considered a former employer for this purpose following the Closing); and 3) you will hold in confidence any proprietary information received as an employee of Symantec and will assign to us any inventions that you make while employed by Symantec.

Furthermore, as a condition to this Agreement and your employment with Symantec, you are required to execute and not revoke (i) a Reinvestment Agreement (the “Reinvestment Agreement”) in the form attached hereto as Attachment B, and (iii) a Non-Competition Agreement (the “Non-Competition Agreement”) in the form attached hereto as Attachment C (the Agreement, Reinvestment Agreement, and Non-Competition Agreement, collectively, the (“Ancillary Agreements”).

You agree that during your employment with Symantec you will not engage in any other employment, business, or business related activity, unless you receive prior written approval from both the SVP of your business unit and your supervisor to hold such outside employment or engage in such business or activity. You further agree that you have disclosed to Symantec all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.

In the event of Closing, this letter will supersede and replace: (1) any and all prior oral or written agreements and arrangements between you and Symantec concerning employment and compensation; and (2) any and all prior oral or written agreements and arrangements between you and Target concerning employment and compensation, other than the Ancillary Agreements, including any amendments or addendums thereto that provide severance, equity acceleration, retention or other similar; provided that this
Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: + 1 650-527-8000
Symantec Confidential

Agreement shall not in any way merge or supersede the Merger Agreement or any other agreement executed in connection with the Merger Agreement or any restrictive covenants that you are currently or following a termination of service from Acquiror would be subject to in connection with the business activity of Target or Symantec (including the Restrictive Covenants Agreement that is appended to those equity grant documents executed between the you and Target. Notwithstanding the foregoing, you will remain bound by Target’s Intellectual Property Agreement signed by you, as well as any restrictive covenants including covenants not to solicit or compete set forth in any of the Ancillary Agreements.

Employment Status
This letter does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, Symantec is free to terminate your employment at any time for any reason with or without cause. Any statements or representation to the contrary, or contradicting any provisions of this letter, are superseded by this Agreement. Participation in any of Symantec’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by Symantec CEO.

Federal law requires that Symantec document an employee’s authorization to work in the United States. To comply, Symantec must have a completed Form I-9 for you on your first working day. You agree to provide Symantec with documentation required by the Form I-9 to confirm you are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, contact your recruiter.

This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the state of California without regard to conflicts of law principles of any jurisdiction. The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Santa Clara County in the State of California or any California state court located in Santa Clara County, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Please review this Agreement and confirm your acceptance by the end of business on June 11, 2016 by signing in the space indicated below and returning to Eunice Kim by email at eunice_kim@symantec.com.

YOU ACKNOWLEDGE YOU HAVE HAD THE OPPORTUNITY TO CONSULT AND ENGAGE LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTAND THIS AGREEMENT, THAT YOU ARE FULLY AWARE OF ITS LEGAL EFFECT, AND THAT YOU HAVE ENTERED INTO IT FREELY BASED ON YOUR OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

We are very pleased to have you come to work at Symantec. We will continue to be the leading force in protecting the world’s information and people—and we look forward to you joining us to make a difference in the world.
Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: + 1 650-527-8000
Symantec Confidential

Sincerely,

By:     /s/ Scott C. Taylor
Name: Scott C. Taylor
Title: Executive Vice President, General Counsel and Secretary

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: + 1 650-527-8000
Symantec Confidential

By signing below, I hereby accept this Agreement set forth in this letter, including any attachments hereto, and acknowledge and agree that this replaces and supersedes any Blue Coat employment agreements and any other written or oral agreement, promise or understanding regarding my employment with Blue Coat or Symantec, except as specifically set forth herein.

I accept this Agreement,

6/12/2016
Date
/s/ Michael Fey
Signature

Symantec Corporation World Headquarters    350 Ellis Street Mountain View, CA 94043 United States    Phone: +1 650-527-8000
Symantec Confidential

Attachment A
Symantec Confidentiality and Intellectual Property Agreement

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000
Symantec Confidential

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

This Confidentiality and Intellectual Property Agreement (the "Agreement”) sets out some of the terms under which you and Symantec will work together, including your obligations to not bring any third party confidential or proprietary material to your work at Symantec, to keep confidential all proprietary information of Symantec and to assign to Symantec any inventions that you make while employed by Symantec. In this Agreement, the term “Symantec” includes Symantec Corporation and any of its affiliated entities, which either exist currently or are created or acquired in the future. This Agreement becomes effective when it is signed by you.

1.
Protecting Confidential Information. As part of your work at Symantec, you will have access to non-public information from Symantec and third parties with whom Symantec does business (“Confidential Information”). You should consider everything you learn or create while working at Symantec Confidential Information, unless that information is publicly known. Some examples of Confidential Information you may encounter include (but are not limited to) inventions, marketing plans, product plans, product designs, prototypes, business strategies, financial information, forecasts, personnel information, contact information, and customer and supplier lists. You agree to not disclose any Confidential Information to anyone outside of Symantec and to use Confidential Information only as needed to perform your job at Symantec.

2.
Do Not Use Any One Else’s Confidential Information. You agree you can perform your job without violating any agreement with your former employers or any other party. You will not bring with you, or use to perform your job, any information or material from any other person or company (including but not limited to your former employer) unless the material is publicly available without any conditions on how it may be used.

3.
No Conflicts. You will not undertake any other employment or activities that would conflict with your work with Symantec, without first obtaining written permission from Symantec. If you have any doubts about whether taking a particular position represents a conflict, or need to obtain permission from Symantec, please visit Symantec’s Office of Ethics and Compliance Conflicts of Interest web page for the required disclosure form and details on how to proceed.

4.
Inventions. What you invent, write, develop or create during your employment at Symantec, whether alone or with others, (“Symantec Inventions”) belongs to Symantec. You acknowledge that all Symantec Inventions are the sole and exclusive property of Symantec and are considered “works made for hire” under copyright laws. By accepting employment with Symantec and signing this Agreement, you assign all right, title and ownership (including all intellectual property rights and any Moral Rights) in any Symantec Inventions to Symantec. You agree to waive and never assert any Moral Rights you may have in the Symantec Inventions (or your Prior Inventions to the extent you have granted Symantec a license to those Inventions by using them in your work at Symantec, as more fully described in Paragraph 6 below). “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

If requested by Symantec, either during your work at Symantec or after your employment ends, you will promptly execute all documents, or take any actions, to secure, perfect, protect, maintain and/or enforce the intellectual property rights in your Symantec Inventions in any country. You appoint any officer of Symantec as your attorney-in- fact to execute documents on your behalf for this purpose and agree that this appointment is coupled with an interest and will not be revocable.

Anything you invent, create or write on your own time without using Symantec resources or information and unrelated to Symantec’s business or anticipated development efforts (“Personal Inventions”), does not belong to Symantec. Please read Section 2870 of the California Labor Code, which is attached as Exhibit A and sets out your rights to Personal Inventions. If you believe you have created a Personal Invention during your employment with Symantec, you must inform Symantec’s Office of Ethics and Compliance. Please visit the Conflicts of Interest web page for the required disclosure form and details on how to proceed. If you do not promptly notify Symantec’s Office of Ethics and Compliance in writing of an invention you believe qualifies as a Personal Invention, your invention will be presumed to not qualify for protection under Section 2870 of the California Labor Code. You also agree that you will provide a brief written description to Symantec’s Office of Ethics and Compliance of anything you invent, create or write that is related to Symantec’s business within six months of the end of your employment with Symantec.

Confidentiality and IP Agreement
Rev. January 2014

5.
Prior Inventions. You have listed on Exhibit B to this Agreement anything you have invented, written, developed or created prior to your employment at Symantec (“Prior Inventions”) and any continuing obligations you have concerning your Prior Inventions. You should make sure you disclose only what you can about the Prior Invention without violating any confidentiality obligations you may have to a former employer or other third party. You will not use any Prior Invention or Personal Invention in performing your work at Symantec. If you do use any Prior Inventions or Personal Inventions in your work at Symantec, you grant to Symantec, under all of your applicable intellectual property rights, a worldwide, perpetual, irrevocable, transferable, fully-paid up license, to make, have made, use, offer to sell, sell, import, export, modify, reproduce, prepare derivative works of, perform, display, distribute, and otherwise exploit the Prior Invention or Personal Invention, including the right to sublicense these rights to others.

6.
Obligations after My Employment Ends. You must continue to abide by certain terms of this Agreement even after your employment with Symantec ends. Those terms are contained in Paragraphs 1, 2, 4, 5, 6, 8 and 9 of this Agreement. Once your employment ends, you will return to Symantec all Confidential Information you may have, including all records related to your Symantec Inventions. You agree you will not take any copies of any Confidential Information with you once your employment ends.

7.
No Guarantee of Employment. This Agreement does not constitute a contract of employment or obligate Symantec to employ you for any particular period of time. Your employment with Symantec is at will which means you can choose to end your employment with Symantec and Symantec can terminate your employment at any time.

8.
Non-Solicitation. During the term of your employment and for one (1) year after, you will not directly or indirectly solicit, induce, encourage, or attempt to solicit, induce, or encourage any employee or contractor of Symantec to leave Symantec for any reason. However, this obligation shall not affect any responsibility you may have as an employee of Symantec with respect to the bona f ide hiring and firing of Symantec personnel.

9.
General Legal Terms. In the event of any violation of this Agreement by you, in addition to other remedies Symantec may have, Symantec will have the right to an immediate injunction and the right to recover its reasonable attorney’s fees and court costs incurred to enforce this Agreement. The meaning, effect, and validity of this Agreement will be governed by the law s of the State of California without regard to its conflict of law s provisions. No waiver of any right or remedy relating to this Agreement will be binding on Symantec unless in writing and signed by an authorized representative of Symantec. This Agreement contains all the terms of your understanding with Symantec regarding your employment and supersedes any previous oral or written communications with Symantec regarding your employment. This Agreement may not be modified or changed except in a writing signed by you and an authorized representative of Symantec.

Symantec Corporation	Employee
By: /s/ Scott C. Taylor	By:
Name: Scott C Taylor	Name:
Title: EVP, General Counsel and Secretary
Date: ____________________	Date:

Confidentiality and IP Agreement
Rev. January 2014

5.
Prior Inventions. You have listed on Exhibit B to this Agreement anything you have invented, written, developed or created prior to your employment at Symantec (“Prior Inventions”) and any continuing obligations you have concerning your Prior Inventions. You should make sure you disclose only what you can about the Prior Invention without violating any confidentiality obligations you may have to a former employer or other third party. You will not use any Prior Invention or Personal Invention in performing your work at Symantec. If you do use any Prior Inventions or Personal Inventions in your work at Symantec, you grant to Symantec, under all of your applicable intellectual property rights, a worldwide, perpetual, irrevocable, transferable, fully-paid up license, to make, have made, use, offer to sell, sell, import, export, modify, reproduce, prepare derivative works of, perform, display, distribute, and otherwise exploit the Prior Invention or Personal Invention, including the right to sublicense these rights to others.

6.
Obligations after My Employment Ends. You must continue to abide by certain terms of this Agreement even after your employment with Symantec ends. Those terms are contained in Paragraphs 1, 2, 4, 5, 6, 8 and 9 of this Agreement. Once your employment ends, you will return to Symantec all Confidential Information you may have, including all records related to your Symantec Inventions. You agree you will not take any copies of any Confidential Information with you once your employment ends.

7.
No Guarantee of Employment. This Agreement does not constitute a contract of employment or obligate Symantec to employ you for any particular period of time. Your employment with Symantec is at will which means you can choose to end your employment with Symantec and Symantec can terminate your employment at any time.

8.
Non-Solicitation. During the term of your employment and for one (1) year after, you will not directly or indirectly solicit, induce, encourage, or attempt to solicit, induce, or encourage any employee or contractor of Symantec to leave Symantec for any reason. However, this obligation shall not affect any responsibility you may have as an employee of Symantec with respect to the bona f ide hiring and firing of Symantec personnel.

9.
General Legal Terms. In the event of any violation of this Agreement by you, in addition to other remedies Symantec may have, Symantec will have the right to an immediate injunction and the right to recover its reasonable attorney’s fees and court costs incurred to enforce this Agreement. The meaning, effect, and validity of this Agreement will be governed by the law s of the State of California without regard to its conflict of law s provisions. No waiver of any right or remedy relating to this Agreement will be binding on Symantec unless in writing and signed by an authorized representative of Symantec. This Agreement contains all the terms of your understanding with Symantec regarding your employment and supersedes any previous oral or written communications with Symantec regarding your employment. This Agreement may not be modified or changed except in a writing signed by you and an authorized representative of Symantec.

Symantec Corporation	Employee
By:	By: /s/ Michael Fey
Name:	Name: Michael Fey
Title:
Date:	Date: 6/12/2016

Confidentiality and IP Agreement
Rev. January 2014

EXHIBIT A
California Labor Code Notification

In accordance with California Labor Code Section 2870, you are hereby notified that your Proprietary Information Agreement with Symantec does not require you to assign to Symantec any invention for which no equipment, supplies, facility or trade secret information of Symantec was used, and that was developed entirely on your own time, and that does not relate to the business of Symantec or to Symantec’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for Symantec.
The text of California Labor Code 2870 is set forth below.
“CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

a.
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i.	relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

ii.	result from any work performed by the employee for the employer.

b.
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Confidentiality and IP Agreement
Rev. January 2014

EXHIBIT B DESCRIPTION OF PRIOR INVENTIONS

(If “None”, Please print “none” below)

Description of Prior Invention (use additional sheet if necessary; if Invention is the subject of a patent or patent application, include patent number or title of patent application and filing date)	Date of Conception or Creation	Owner	Continuing Obligations*

*List any continuing obligations you have with respect to this Prior Invention with your former employer or other third party.

Confidentiality and IP Agreement
Rev. January 2014

Attachment B
Reinvestment Agreement

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000
Symantec Confidential

AMENDED AND RESTATED REINVESTMENT AGREEMENT

THIS AMENDED AND RESTATED REINVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2016, by and between Symantec Corporation, a Delaware corporation (“Acquirer”), and the undersigned Reinvestment Stockholder (the “Reinvestment Stockholder” and together with Acquirer, the “Parties”), and supersedes and replaces the Reinvestment Agreement dated June 12, 2016. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

A.
On the date hereof, Acquirer, S-B0616 Merger Sub, Inc., a Delaware corporation and a direct or indirect, wholly owned subsidiary of Acquirer (“Merger Sub”), and Blue Coat, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as amended, restated or modified from time to time, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company (the “Merger”).

B.
The Reinvestment Stockholder was previously granted the Target Options (as defined in that certain Acquirer Offer Letter dated as of even date herewith (the “Offer Letter”)), which Target Options shall be assumed by Acquirer in accordance with the terms of the Merger Agreement (the “Assumed Options”) and, except for the Excluded Options, shall be subject to re-vesting as provided in the Offer Letter (as assumed and re-vested, the “Subject Options”).

C.	The Parties have agreed that, immediately following the effective time of the Merger any shares issued upon the exercise of any Subject Options on or after the Closing Date as “Subject Shares”.

D.	The Reinvestment Stockholder hereby agrees to hold all of its Subject Shares for the Reinvestment Period (as defined below) in accordance with the transfer restrictions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
SUBJECT SHARES

1.1    Definitions. As used in this Agreement, the following terms have the meanings specified below:

(a) “Acquirer Common Stock” shall mean common stock, par value $0.01 per share, of Acquirer.
(b)“Constructive Sale” shall mean, with respect to any Subject Shares, a short sale with respect to such Subject Shares, entering into or acquiring an offsetting derivative contract with respect to such Subject Shares, entering into or acquiring a future or forward contract to deliver such Subject Shares, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Subject Shares.
(c)“Excluded Options” shall mean those Assumed Options that are designated as Excluded Options in accordance with Section 1.5.

(d)“Permitted Transfers” shall include the transfer of any or all of the Subject Shares during Reinvestment Stockholder’s lifetime by gift or on Reinvestment Stockholder’s death by will or intestacy to Reinvestment Stockholder’s Immediate Family (as defined below) or to a trust for the benefit of Reinvestment Stockholder or Reinvestment Stockholder’s Immediate Family; provided that each transferee or other recipient agrees in a writing reasonably satisfactory to Acquirer that the provisions of this Agreement will continue to apply to the transferred Subject Shares in the hands of such transferee or other recipient. As used herein, the term “Immediate Family” will mean the lineal descendants of the parents of Reinvestment Stockholder, and any current or former spouse of Reinvestment Stockholder, whether or not any of the above are adopted.

(e)“Reinvestment Period” shall mean a period of two years following the Closing Date; provided that in the event that the volume weighted average per share price of Acquirer Common Stock as reported on Nasdaq, remains at or above a per share price equal to 150% of $17.30 for a period of not less than 90 consecutive trading days including the date of the one year anniversary of the Closing Date or any date thereafter (the “Provisional Release Date”), then the Reinvestment Period shall end on such Provisional Release Date.

(f)“Spread Value” shall mean, with respect to a Target Option, a value equal to the Per Share Merger Consideration minus the exercise price of such Target Option.

(g)“Transfer” shall mean, with respect to any Subject Shares or Subject Options, other than Permitted Transfers (as defined herein), the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a Encumbrance upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Subject Shares or Subject Options (including transfers by operation of Applicable Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Subject Shares, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

1.2    Designation of Issued Subject Shares. Acquirer and the Reinvestment Stockholder agree that, to the extent any shares of Acquirer Common Stock are issued by Acquirer upon the exercise of any Subject Option owned by Reinvestment Stockholder following the effective time of the Merger, the shares of Acquirer Common Stock so issued shall be designated as “Subject Shares”. Reinvestment Stockholder agrees, that following the date of this Agreement, the Reinvestment Stockholder shall not exercise any of the Target Options other than the Excluded Options. Reinvestment Stockholder agrees, that following the date of this Agreement, the Reinvestment Stockholder shall not Transfer any Target common stock or stock options (including but not limited to the Subject Options) held by Reinvestment Stockholder as of the date of this Agreement prior to the Closing Date.

1.3    Book-Entry; Certificates Representing Common Stock. Any new issuance of Subject Shares will be reflected on Acquirer’s books and records in book entry only, with appropriate notations reflecting the applicable legends unless the Reinvestment Stockholder expressly requests in writing the delivery of a duly endorsed stock certificate in the name of the Reinvestment Stockholder.

1.4    Transfer of Subject Option and Subject Shares. The Reinvestment Stockholder agrees that at all times during the Reinvestment Period, the Reinvestment Stockholder shall not cause or permit any Transfer of any Subject Options or Subject Shares and shall not make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of such Subject Option or Subject Shares. This Agreement shall not limit, and Reinvestment Stockholder does not agree to limit, any Permitted Transfers; provided that each transferee or other recipient of Subject Shares agrees in a writing reasonably satisfactory to Acquirer that the provisions of this Agreement will continue to apply to the transferred Subject Shares in the hands of such transferee or other recipient.

1.5    Designation of Excluded Options. On or prior to the Closing Date, the parties hereto shall designate as “Designated Target Options” a number of the Reinvestment Stockholder’s vested Target Option(s) having an aggregate Spread Value equal to $1,487,747.00, starting with the Target Options having the earliest grant date. The Assumed Options into which such Designated Target Options are converted on the Closing Date in accordance with the terms of the Merger Agreement shall be deemed “Excluded Options” for all purposes hereunder, shall be fully vested as of the Closing Date, and shall not be subject to the restrictions set forth in Section 1.4.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer hereby represents and warrants to the Reinvestment Stockholder as follows:

2.1    Organization of Acquirer. Acquirer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.

2.2	Authority; Execution and Delivery; No Consent.

(a)    Acquirer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of Acquirer.

(b)    This Agreement has been duly executed and delivered by Acquirer, and, assuming the due authorization, execution and delivery by the Reinvestment Stockholder hereto, this Agreement constitutes valid, legal and binding obligations of Acquirer enforceable against Acquirer in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and limited by general principles of equity. Except as required by applicable federal and state securities laws and the rules of Nasdaq, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.3    Issuance of Shares. The shares of Acquirer Common Stock issuable upon the exercise of Assumed Options, when issued by Acquirer in accordance with this Agreement and assuming the accuracy of the representations and warranties made by the Reinvestment Stockholder herein, will be duly issued, fully paid and non-assessable and free of restrictions on Transfer other than the restrictions of Transfer contained herein and pursuant to applicable state and federal securities laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE REINVESTMENT STOCKHOLDER

The Reinvestment Stockholder hereby represents and warrants to Acquirer as follows:

3.1    Authorization, Execution and Delivery; No Consent. The Reinvestment Stockholder has the capacity, full legal right, power and authority, and all authorization and approval required by Applicable Law to execute and deliver this Agreement, to perform the Reinvestment Stockholder’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Reinvestment Stockholder, and, assuming the due authorization, execution and delivery by Acquirer hereto, this Agreement constitutes valid, legal and binding obligations of the Reinvestment Stockholder enforceable against Reinvestment Stockholder in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and limited by general principles of equity. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Reinvestment Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.2    Subscription for Investment. The Reinvestment Stockholder is subscribing for the Subject Shares and holding the Subject Options for his or her own account, not as a nominee or agent, for investment purposes only and not with a view to the distribution or public offering thereof in violation of the United States Securities Act of 1933, as amended (the “Securities Act”), or any applicable United States federal or state securities laws or regulations, and the Reinvestment Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Reinvestment Stockholder understands that the holding of the Subject Shares and/or Assumed Options involves substantial risk and understands the tax consequences of acquiring the Subject Shares and exercising Subject Options.

3.3    Reinvestment Stockholder’s Qualifications. The Reinvestment Stockholder either alone or with his purchaser representative(s) (as defined in Rule 501(h) of Regulation D promulgated under the Securities Act), has such knowledge and experience in financial and business matters that the Reinvestment Stockholder is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect Reinvestment Stockholder’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the Subject Shares.

3.4    Compliance with Securities Laws. The Reinvestment Stockholder understands and acknowledges that, in reliance upon the representations and warranties made by the Reinvestment Stockholder herein, the Subject Shares are not being registered with the SEC under the Securities Act or being qualified under applicable blue sky laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act or other applicable securities laws which impose certain restrictions on the Reinvestment Stockholder’s ability to transfer the Subject Shares.

3.5    Disclosure. The Reinvestment Stockholder has been given access to all other information regarding the financial condition and the proposed business and operations of Acquirer and its subsidiaries that the Reinvestment Stockholder has requested in order to evaluate his or her investment in Acquirer. Prior to the date hereof, Acquirer has made available to the Reinvestment Stockholder the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of Acquirer and its subsidiaries concerning the terms and conditions of the offering of the Subject Shares or of the Subject Options, and to obtain any additional information desired by the Reinvestment Stockholder with respect to Acquirer and its subsidiaries.

3.6    Restricted Securities. The Reinvestment Stockholder agrees not to make any disposition of all or any portion of the Subject Shares unless and until (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (b) the Reinvestment Stockholder shall have furnished Acquirer with an opinion of counsel, in a form satisfactory to Acquirer, that such disposition will not require registration of the Subject Shares under the Securities Act and otherwise complies with applicable state and international securities laws; provided that for dispositions effected under Rule 144 promulgated under the Act, no such registration statement shall be required and no such opinion shall be required unless requested by Acquirer. The Reinvestment Stockholder has been advised by Acquirer that only Acquirer may file a registration statement with the SEC or other applicable securities commissioners and that Acquirer is under no obligation to do so with respect to the Subject Shares. The Reinvestment Stockholder has also been advised by Acquirer that exemptions from registration and qualification may not be available or may not permit the Reinvestment Stockholder to transfer all or any of the Subject Shares in the amounts or at the times proposed by the Reinvestment Stockholder.

3.7    Legends. The certificate, certificates or book-entry entitlements representing the Subject Shares (including shares of Acquirer Common Stock that are issued pursuant to an exercise of a Subject Option) shall bear the following legends (as well as any other legends required hereunder or by applicable state and federal corporate and securities laws) until such time as such legends are no longer relevant or applicable:

(a)    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

(b)    THE SHARES EVIDENCED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER A REINVESTMENT AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH REINVESTMENT AGREEMENT.

The legends set forth above shall be removed by Acquirer from any certificate or book-entry entitlement evidencing the Subject Shares upon (x) with regard to legend (a), delivery to Acquirer of an opinion of counsel, reasonably satisfactory in form and substance to Acquirer, that either (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Acquirer issued the Merger Shares (provided that for transfers that can be effected under Rule 144 promulgated under the Act, no such opinion shall be required unless requested by Acquirer) and (y) with regard to legend (b), the expiration of the Reinvestment Period.

3.8    Stop-Transfer Instructions. The Reinvestment Stockholder agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, Acquirer may issue appropriate “stop- transfer” instructions to its transfer agent. Acquirer will not be required (a) to transfer on its books any Subject Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Subject Shares, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such Subject Shares have been so transferred. The Reinvestment Stockholder further understands and agrees that Acquirer may require written assurances, in form and substance satisfactory to counsel for Acquirer (which may include a requirement that the Reinvestment Stockholder’s counsel provide a legal opinion acceptable to Acquirer), before Acquirer effects any future transfers of the Subject Shares.

3.9    No Other Representations or Warranties; Acknowledgments. No representations or warranties, oral or otherwise, have been made to the Reinvestment Stockholder or any party acting on the Reinvestment Stockholder’s behalf in connection with the offer and sale of the Subject Shares other than the representations and warranties specifically set forth in this Agreement. The Reinvestment Stockholder acknowledges that he has had an opportunity to consult and engage independent tax and legal advisors concerning this Agreement, that he has read and understand this Agreement, that he is fully aware of its legal effect and that the Reinvestment Stockholder’s decision to enter into this Agreement has been based solely upon the Reinvestment Stockholder’s evaluation and not on any representations and promises other than those contained in this Agreement. The Reinvestment Stockholder is aware that this Agreement provides significant restrictions on the Reinvestment Stockholder’s ability to Transfer the Subject Shares.

ARTICLE IV
GENERAL PROVISIONS

4.1    Notices.    All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with automated confirmation of receipt) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice):

(a)	if to Acquirer, to:

Symantec Corporation
350 Ellis Street
Mountain View, CA 94043
Attention: General Counsel
Facsimile No.: (650) 429-9137
Telephone No.: (650) 527-5054
with a copy (which shall not constitute notice)
to: Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:    Douglas N. Cogen
Scott B. Joachim
David K. Michaels
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(b)	if to the Reinvestment Stockholder, to:

Attention:
Facsimile No.:
Telephone No.:

with a copy (which shall not constitute notice) to:

Attention:
Facsimile No.:
Telephone No.:

Any notice given as specified in this Section 4.1 (i) if delivered personally or sent by facsimile transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business

Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

4.2    Amendment. Subject to Applicable Law, the Parties may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the Parties.

4.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party; it being understood and agreed that all Parties need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the Parties to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

4.4    Entire Agreement; Parties in Interest. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.5    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided that all assignments that would cause a Transfer of the Subject Shares during the Reinvestment Period shall be subject to Section 1.5. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

4.6    Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (a) the first day after the Reinvestment Period, (b) the death or disability (as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) of Reinvestment Stockholder, or (c) the termination of Reinvestment Stockholder’s employment by the Company without Cause or his resignation of employment with the Company for Good Reason (each as defined in the Offer Letter between Acquirer and Reinvestment Stockholder of even date herewith). In addition, this Agreement shall terminate and be of no further force and effect if the Merger is not Consummated for any reason, or if the Merger Agreement is terminated in accordance with its terms.

4.7    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the Parties. The Parties shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.8    Governing Law.    This Agreement, all acts and transactions pursuant hereto and all obligations of the Parties shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that delivering of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

4.9    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGES NEXT]

IN WITNESS WHEREOF, Symantec Corporation and the Reinvestment Stockholder have caused this Agreement to be executed and delivered, all as of the date first written above.

SYMANTEC CORPORATION

By:     /s/ Scott C. Taylor
Name: Scott C. Taylor
Title: Executive Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, Symantec Corporation and the Reinvestment Stockholder have caused this Agreement to be executed and delivered, all as of the date first written above.

MICHAEL FEY

By: /s/ Michael Fey
Name: Michael Fey

Attachment C
Non-Competition Agreement

Symantec Corporation World Headquarters • 350 Ellis Street Mountain View, CA 94043 United States • Phone: +1 650-527-8000
Symantec Confidential

SYMANTEC CORPORATION
NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated June 12, 2016, is made by and between Michael Fey (the “Stockholder”) and Symantec Corporation, a Delaware corporation (“Acquirer”). For purposes of this Agreement, “Acquirer” shall be deemed to include Acquirer and its wholly and majority-owned direct and indirect subsidiaries, including the Company (as defined below), after the closing of the Merger (as defined below).

BACKGROUND

A.Acquirer and Blue Coat, Inc., a Delaware corporation (the “Company”), are parties to an Agreement and Plan of Merger dated on or about June 12, 2016, (the “Merger Agreement”), pursuant to which Acquirer will acquire the Company (the “Merger”). Capitalized terms used, but not defined herein, shall have the meanings assigned to such terms in the Merger Agreement.

B.Stockholder beneficially holds a substantial amount of the Company’s capital stock, and he/she will receive substantial consideration as a result of Stockholder’s stock ownership in the Company in connection with the Acquisition.

C.Stockholder understands and agrees as a stockholder and a key and significant member of either the management and/or the technical workforce of the Company, Stockholder has obtained, and as a continuing employee of the Company will continue to obtain, extensive and valuable knowledge, technical expertise and confidential information concerning the Business (as defined below).

E.This Agreement is necessary to protect Acquirer’s legitimate interests as a buyer of the stock and goodwill of the Company. Stockholder understands and acknowledges that the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquirer to enter into the Merger Agreement and a material condition to Acquirer consummating the transactions contemplated by the Merger Agreement for the purpose of protecting Acquirer’s legitimate interests as a buyer of the Company and in protecting Acquirer’s confidential information.

F.Acquirer and Stockholder both agree that, prior to the Merger, the Company’s business consisted of the design, development, manufacture, production, marketing and sales of products and services related to the Business throughout each of the fifty states of the United States, Canada and the remainder of the entire world (the “Restrictive Territory”). Acquirer represents and Stockholder understands that, following the Merger, Acquirer will continue conducting the Business in the Restrictive Territory.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Stockholder, intending to be legally bound, agrees as follows:

1.Agreement Not to Compete. During the Restrictive Period (as defined below) and except as otherwise provided herein or unless approved by Acquirer in writing, Stockholder agrees that Stockholder will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for herself/himself or on behalf of any other Person (other than Acquirer or any of its affiliates):

(a)(i) engage or participate in, or acquire any financial or beneficial interest in, any business that competes with the Business in the Restrictive Territory (including without limitation Cisco Systems, Inc., Microsoft Corporation, Juniper Networks, Check Point Software Technologies Ltd., McAfee, Inc., Trend Micro Incorporated, Endforce, Senforce Incorporated, Inc., Information Express, Vernier Networks and Computer Associates International, Inc.) or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship or prospective commercial relationship of Acquirer (or any of its affiliates, including the Company) related to the Business; provided that notwithstanding anything herein to the contrary, Stockholder may own up to 1% (solely as a passive investor) of any class of “publicly traded securities” of an entity engaged in the Business and such ownership will not be prohibited under this Agreement;

(b)permit Stockholder’s name directly or indirectly to be used by or to become associated with any other Person in connection with any business that competes with such Business in the Restrictive Territory; or

(c)induce or assist any other Person to engage in any of the activities described in subparagraph (a) or (b).

“Business” means participating or engaging in, or rendering any services to any business engaged in, the design, research, development, manufacture, operation, production, marketing, sale or servicing of any product, or the provision of any service that relates to network security, secure web gateways, cloud access security, intrusion prevention, anti-phishing, traffic inspection and policy enforcement, endpoint compliance, encrypted traffic management, content and malware detection, analysis and defense, mail threat defense, incident response, analytics and forensics, web application protection, web application firewalls and reverse proxies, cloud data protection, threat intelligence, or network performance optimization.

“Person” means a natural person, corporation, partnership, or other entity, or a joint venture of two or more of the foregoing.

Notwithstanding the foregoing, Stockholder may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange.

For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the Merger Agreement) of the Merger and shall continue until the two (2) year anniversary of the Closing Date; provided, however, that in the event that it is determined by a court of competent jurisdiction or an arbitrator, as the case may be, that Stockholder has breached any provision of this Section 1, then, in addition to any remedies set forth in Section 5 or Section 6 below and available under applicable law, the Restrictive Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

For the avoidance of doubt, this Agreement shall only become effective upon the Effective Time (as defined in the Merger Agreement), and if the Effective Time does not occur, this Agreement shall be null and void.

2.Agreement Not to Solicit. Stockholder further agrees that during the Non-Solicitation Period (as defined below), Stockholder will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for herself/himself or on behalf of any other Person (other than Acquirer or any of its affiliates) without the prior written consent of Acquirer:

(a)    interfere with the relationship between Acquirer and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his employment or end his or her relationship with Acquirer.

(b)    solicit or attempt to solicit for employment on behalf of Stockholder or any other Person, any Person who is or, within six (6) months prior to such solicitation, was an employee or consultant or contractors of Acquirer;

(c)    induce or assist any other Person to engage in any of the activities described in subparagraphs (a) or (b).

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees, consultants, or contractors of Acquirer or its successors or assigns, shall not be deemed to be a breach of this Section 2.

For purposes of this Agreement, the “Non-Solicitation Period” shall commence on the Closing Date and end on the later of (i) two (2) years after the Closing Date or (ii) twelve (12) months immediately following the termination of Stockholder’s relationship with Acquirer, whether Stockholder resigns voluntarily or is terminated for any reason by Acquirer involuntarily (the “Non-Solicitation Period”); provided, however, that in the event that it is determined by a court of competent jurisdiction or an arbitrator, as the case may be, that Stockholder has breached any provision of this Section 2, then, in addition to any remedies set forth in Section 5 or Section 6 below and available under applicable law, the Non-Solicitation Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

3.Agreement Not to Disparage. (i) Stockholder agrees that Stockholder will not, whether orally or in writing, make any disparaging statement or comments, either as fact or as opinion, about the Acquirer or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorney’s, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, and (ii) Acquirer agrees that the Acquirer, in its official, public or private statements, will not, and will use its best efforts to ensure that the members of the Board and executive officers shall not, knowingly make any disparaging statement or comments, either as fact or as opinion about Stockholder or about Stockholder’s leadership at the Company or Acquirer.

4.	Acknowledgment. Stockholder hereby acknowledges and agrees that:

(a)    this Agreement is necessary for the protection of the legitimate business interests of Acquirer in acquiring the Company;

(b)    the execution and delivery and continuation in force of this Agreement is a material inducement to Acquirer to execute the Merger Agreement and is a mandatory condition precedent to the closing of the Merger, without which Acquirer would not close the transactions contemplated by the Merger Agreement;

(c)    the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d)    Stockholder has no current intention of competing with the Business acquired by Acquirer within the area and the time limits set forth in this Agreement;

(e)    Stockholder represents and warrants that neither the execution and delivery nor the performance of this Agreement will result directly or indirectly in a violation or breach of any agreement or obligation by which Stockholder is or may be bound, the violation of which would materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement;

(f)    breach of this Agreement will be such that Acquirer will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquirer; and

(g)    execution of this Agreement shall not limit Acquirer’s employee policies, including without limitation the provisions set forth in Acquirer’s Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”).

5.Condition Precedent. Stockholder acknowledges and agrees that his/her strict compliance with the terms of this Agreement is a condition precedent to his receipt of any consideration pursuant to the terms of the Merger Agreement. Stockholder further acknowledges and agrees that in the event of any breach of his obligations under this Agreement, Acquirer shall, in its sole and absolute discretion, be entitled to do one or more of the following:

(a)    withhold from Stockholder any consideration due or owing to Stockholder pursuant to the Merger Agreement until such time as Stockholder has fully cured any such breach(es) to the full satisfaction of Acquirer;

(b)    direct the Escrow Agent to refrain from distributing Stockholder’s Pro Rata Share of the Escrow Fund upon the Escrow Release Date;

(c)    in the event that such breach(es) are not curable, (i) repurchase from Stockholder any shares of capital stock of Acquirer (whether vested or unvested) acquired by Stockholder from Acquirer for the lower of the purchase price paid for such shares or the then-current fair market value of such shares, as determined by an outside valuation company and (ii) cancel any outstanding options to purchase, or restricted stock units for, shares of capital stock of Acquirer (whether vested or unvested) held by Stockholder.

6.Remedy. Stockholder acknowledges and agrees that (a) the rights of Acquirer under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquirer if Stockholder fails to or refuses to perform his obligations under this Agreement and (b) Acquirer may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal without posting bond or other security, and without the necessity of proving actual damages. No single exercise of the foregoing remedies shall be deemed to exhaust Acquirer’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquirer may elect. Stockholder represents and warrants that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood.

7.Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquirer and Stockholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

8.Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquirer’s duly authorized representative, or his designee, and Stockholder.

9.Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.

10.Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.	Governing Law.

(a)    This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the state of Texas without regard to conflicts of law principles of any jurisdiction.

(b)    The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Collin County in the State of Texas or any Texas state court located in Collin County, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12.Attorney’s Fees. In the event that either party engages the other party in litigation concerning the enforcement of this Agreement, the prevailing party shall be entitled to payment by the non-prevailing party of reasonable expenses, including reasonable attorneys’ fees, which are incurred in connection therewith.

13.Stockholder Acknowledgement. STOCKHOLDER ACKNOWLEDGES STOCKHOLDER HAS HAD THE OPPORTUNITY TO ENGAGE AND CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT STOCKHOLDER HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT STOCKHOLDER IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT STOCKHOLDER HAS ENTERED INTO IT FREELY BASED ON STOCKHOLDER’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

14.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede the Merger Agreement or any other agreement executed in connection with the Merger Agreement or any restrictive covenants that Stockholder is currently or following a termination of service from Acquirer would be subject to in connection with the business activity of the Company and/or Acquirer (including the Restrictive Covenants Agreement that is appended to those equity grant documents executed between the Stockholder and Company the Stockholder’s employment agreement with Acquirer, if any, and Stockholder’s Confidentiality Agreement).

[Signature Page Follows]

IN WITNESS WHEREO F, Acquirer and Stockholder have executed this Agreement on the day and year first written above. This Agreement may be signed in one or more counterparts, each of which will be deemed an original and all of which will constitute one instrument.

MICHAEL FEY

By: /s/ Michael Fey
Name: Michael Fey

[Signature Page to Non-Competition Agreement]

SYMANTEC CORPORATION
a Delaware corporation

By:     /s/ Scott C. Taylor
Name: Scott C. Taylor
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Non-Competition Agreement]